Exhibit 23.5

CONSENT OF NOMINEE FOR DIRECTOR

OF CONBULK CORPORATION

I hereby consent to the reference to me under the caption “Management of Conbulk Following the Business Combination” in the joint proxy statement/prospectus included in the registration statement of Conbulk Corporation, as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto.

/s/ Stefanos Kardamakis
Name:	Stefanos Kardamakis
Date:	9/24/08